Supplement no. 8 to prospectus dated August 7, 2006, and
prospectus supplement dated August 7, 2006
Filed Pursuant to Rule 424(b)(7) of the Securities Act of 1933
relating to Registration No. 333-136361
1.50% Convertible Senior Notes due 2011
1.625% Convertible Senior Notes due 2013
Common Stock
     This supplement no. 8 to prospectus dated August 7, 2006 and prospectus supplement dated August 7, 2006 relates to the resale by certain selling securityholders of our 1.50% Convertible Senior Notes due 2011 and 1.625% Convertible Senior Notes due 2013, which we refer to as the notes, and the shares of our common stock issuable upon conversion of the notes.
     You should read this supplement no. 8 in conjunction with the following documents, which we refer to as the prior registration documents:
•	the prospectus dated August 7, 2006, which we refer to as the prospectus;

•	the prospectus supplement dated August 7, 2006, which we refer to as the prospectus supplement;

•	supplement no. 1 dated August 18, 2006 to the prospectus and the prospectus supplement;

•	supplement no. 2 dated September 7, 2006 to the prospectus and the prospectus supplement;

•	supplement no. 3 dated September 29, 2006 to the prospectus and the prospectus supplement;

•	supplement no. 4 dated October 23, 2006 to the prospectus and the prospectus supplement;

•	supplement no. 5 dated November 22, 2006 to the prospectus and the prospectus supplement;

•	supplement no. 6 dated December 22, 2006 to the prospectus and the prospectus supplement; and

•	supplement no. 7 dated February 12, 2007 to the prospectus and the prospectus supplement.
     This supplement no. 8 is not complete without, and may not be delivered or used except in conjunction with, the prior registration documents, including any amendments or supplements to them. This supplement no. 8 is qualified by reference to the prior registration documents, except to the extent that the information provided by this supplement no. 8 supersedes or supplements certain information contained in the prior registration documents.
     Investing in the notes and the common stock issuable upon conversion of the notes involves risk. See “Risk Factors” beginning on page 4 of the prospectus supplement (as amended by the last two paragraphs of supplement no. 3 dated September 29, 2006 to the prospectus and the prospectus supplement).
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this supplement no. 8 or the prior registration documents. Any representation to the contrary is a criminal offense.
     This supplement no. 8, together with the prior registration documents, constitutes the offer of up to $2,200,000,000 principal amount of our 1.50% Convertible Senior Notes due 2011, or 2011 Notes, $2,200,000,000 principal amount of our 1.625% Convertible Senior Notes due 2013, or 2013 Notes, and the shares of our common stock issuable upon conversion of those notes.

     The table under the caption “Selling Securityholders” beginning on page 43 of the prospectus supplement (as previously amended and supplemented by the tables under the captions “Additional Selling Securityholders” and “Revised Information Regarding Securityholders,” beginning on page 2 of each of supplements nos. 1 through 7 to the prospectus and prospectus supplement) is hereby:
•	supplemented by adding the information regarding certain selling securityholders set forth in the table entitled “Additional Selling Securityholders” below; and

•	amended by replacing the information in any of the prior registration documents regarding the selling securityholders identified in the table entitled “Revised Information Regarding Selling Securityholders” below with the information set forth in the table entitled “Revised Information Regarding Selling Securityholders” below.
     We prepared these tables based on information supplied to us by the selling securityholders named in the tables below on or prior to April 5, 2007. Information about the selling securityholders may change over time.
     We have assumed for purposes of the tables below that the selling securityholders will sell all of the notes and all of the common stock issuable upon conversion of the notes pursuant to this supplement no. 8 and the prior registration documents, and that any other shares of our common stock beneficially owned by the selling securityholders will continue to be beneficially owned.
     Except as set forth below, none of the selling securityholders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates.
     The selling securityholders identified below may have sold, transferred or otherwise disposed of, pursuant to transactions exempt from the registration requirements of the Securities Act of 1933, as amended, all or a portion of their notes since the date on which they provided the information regarding their notes.
Selling Securityholders
Additional Selling Securityholders

Number of
Principal Amount of	Shares of
Principal Amount of	2013 Notes	Common
2011 Notes Beneficially	Beneficially Owned	Number of	Stock
Owned and Offered	and Offered (USD)	Shares of	Beneficially
(USD) and Percentage	and Percentage of	Common	Owned after	Natural Person(s)
of 2011 Notes	2013 Notes	Stock Offered	the Offering	with Voting or
Name of Selling Securityholder (1)	Outstanding (%) (2)	Outstanding (%) (3)	(4) (5)	(6)	Investment Power
GLG Market Neutral Fund	28,000,000	1.27	—	—	498,716	107,104	(16)
Revised Information Regarding Selling Securityholders

									Number of
				Principal Amount of					Shares of
	Principal Amount of			2013 Notes					Common
	2011 Notes Beneficially			Beneficially Owned			Number of		Stock
	Owned and Offered			and Offered (USD)			Shares of		Beneficially
	(USD) and Percentage			and Percentage of			Common		Owned after	Natural Person(s)
	of 2011 Notes			2013 Notes			Stock Offered		the Offering	with Voting or
Name of Selling Securityholder (1)	Outstanding (%) (2)			Outstanding (%) (3)			(4) (5)		(6)	Investment Power
Henderson Global Equity Multi-Strategy Master Fund Limited	5,550,000	(9)	*	—		—	98,852	(12)	—	Robert Villiers
JP Morgan Securities, Inc. (#) (17)	15,860,000		*	27,257,000	(11)	1.24	767,969	(13)	—	(7)
Merrill, Lynch, Pierce, Fenner & Smith (#) (15)	95,665,000	(10)	4.35	42,398,000		1.93	2,459,081	(14)	—	(7)

*	Less than one percent (1%).

#	The selling securityholder is a registered broker-dealer.

+	The selling securityholder is an affiliate of a registered broker-dealer.

(1)	Information concerning other selling securityholders will be set forth in supplements to this prospectus supplement from time to time, if required.

(2)	The aggregate dollar amount of 2011 Notes listed in the table of selling securityholders herein, in the prospectus supplement and in the prior supplements thereto exceeds $2,200,000,000 because certain persons listed herein and/or therein as selling securityholders may have transferred their securities in transactions exempt from registration, in which case the transferees thereof may be listed herein, in the prospectus supplement or in the prior supplements thereto with respect to the same securities.

(3)	The aggregate dollar amount of 2013 Notes listed in the table of selling securityholders herein, in the prospectus supplement dated August 7, 2006 and in the prior supplements thereto exceeds $2,200,000,000 because certain persons listed herein and/or therein as selling securityholders may have transferred their securities in transactions exempt from registration, in which case the transferees thereof may be listed herein, in the prospectus supplement or in the prior supplements thereto with respect to the same securities.

(4)	Assumes conversion of all of the holder’s notes at a conversion rate of 17.8113 shares of common stock per $1,000 principal amount of the notes. This conversion rate is subject to adjustment as described under “Description of Notes — Conversion Rights” on page 16 of the prospectus supplement. As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future. Excludes fractional shares and shares of common stock that may be issued by us upon the repurchase of the notes as described under “Description of the Notes — Adjustment to Conversion Rate — Adjustment to Conversion Rate Upon a Change of Control” on page 23 of the prospectus supplement. Holders will receive a cash adjustment for any fractional share amount resulting from conversion of the notes, as described under “Description of the Notes — Conversion Rights” on page 16 of the prospectus supplement.

(5)	Calculated based on Rule 13d-3(d)(i) of the Exchange Act. The number of shares of common stock beneficially owned by each holder named above is less than 1% of our outstanding common stock calculated based on 1,149,021,093 shares of common stock outstanding as of March 30, 2007. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder’s notes, but we did not assume conversion of any other holder’s notes.

(6)	For purposes of computing the number and percentage of notes and shares of common stock to be held by the selling securityholders after the conclusion of the offering, we have assumed for purposes of the tables above that the selling securityholders named above will sell all of the notes and all of the common stock issuable upon conversion of the notes offered by this supplement no. 8 to prospectus supplement and prospectus, and that any other shares of our common stock beneficially owned by these selling securityholders will continue to be beneficially owned.

(7)	The selling securityholder is a company that is required to file periodic and other reports with the SEC.

(8)	The selling securityholder is a wholly-owned subsidiary of a company that is required to file periodic and other reports with the SEC.

(9)	This amount reflects an increase of $150,000 from the amount of 2011 Notes previously listed for this selling securityholder in supplement no. 7 dated February 12, 2007 to the prospectus and prospectus supplement.

(10)	This amount reflects an increase of $60,000,000 from the amount of 2011 Notes previously listed for this selling securityholder in supplement no. 7 dated February 12, 2007 to the prospectus and prospectus supplement.

(11)	This amount reflects an increase of $76,000 from the amount of 2013 Notes previously listed for this selling securityholder in supplement no. 2 dated September 7, 2006 to the prospectus and prospectus supplement.

(12)	This amount reflects an increase of 2,672 from the number of shares previously listed for this selling securityholder in supplement no. 7 dated February 12, 2007 to the prospectus and prospectus supplement.

(13)	This amount reflects an increase of 1,354 from the number of shares previously listed for this selling securityholder in supplement no. 2 dated September 7, 2006 to the prospectus and prospectus supplement.

(14)	This amount reflects an increase of 1,068,678 from the number of shares previously listed for this selling securityholder in supplement no. 7 dated February 12, 2007 to the prospectus and prospectus supplement.

(15)	Merrill Lynch, Pierce, Fenner & Smith Incorporated is a dealer under commercial paper dealer agreements with us. Merrill Lynch Bank USA is a party to our $1,000,000,000 five-year credit facility. Merrill Lynch International (represented by Merrill Lynch, Pierce, Fenner & Smith Incorporated as its agent) is party to certain convertible note hedge transactions and warrant transactions with us. Merrill Lynch, Pierce, Fenner & Smith Incorporated may have, from time to time, acted in a financial investment advisory capacity for us.

(16)	GLG Market Neutral Fund is a publicly owned company listed on the Irish Stock Exchange. GLG Partners LP, an English limited partnership, acts as the investment manager of the fund and has voting and dispositive power over the securities held by the fund. The general partner of GLG Partners LP is GLG Partners Limited, an English limited company. The shareholders of GLG Partners Limited are Noam Gottesman, Pierre Lagrange, Jonathan Green and Lehman Brothers (Cayman) Limited, a subsidiary of Lehman Brothers Holdings, Inc., a publicly-held entity. The managing directors of GLG Partners Limited are Noam Gottesman, Pierre Lagrange and Emmanuel Roman and, as a result, each has voting and dispositive power over the securities held by the fund. GLG Partners LP, GLG Partners Limited, Noam Gottesman, Pierre Lagrange and Emmanuel Roman disclaim beneficial ownership of the securities held by the Fund, except for their pecuniary interest therein.

(17)	JPMorgan Chase Bank N.A. is a party to our $1,000,000,000 five-year credit facility. J.P. Morgan Securities, Inc. may, from time to time, act in a financial advisory and consulting capacity for us.
     Only selling securityholders that beneficially own the securities set forth opposite their respective names in the foregoing tables (including the tables included in the prospectus supplement and the supplements thereto) may sell such securities under the registration statement. Prior to any use of this supplement no. 8 in connection with an offering of the notes and/or the underlying common stock by any holder not identified above, the prospectus and prospectus supplement will be supplemented to set forth the name and other information about the selling securityholder intending to sell such notes and the underlying common stock.
The date of this supplement no. 8 is April 5, 2007